Exhibit 15.1

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information has been prepared in accordance with Article 11 of Regulation S-X.

The following unaudited pro forma condensed consolidated financial information presents the combination of the financial information of DCRD and Hammerhead adjusted to give effect to the Business Combination and related transactions. Defined terms included below have the same meaning as terms defined in the Proxy Statement/Prospectus.

DCRD is a blank check company incorporated as a Cayman Islands exempt company on February 22, 2021 and formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

Hammerhead is an oil and natural gas exploration, development and production company incorporated in Alberta on November 27, 2009. Hammerhead’s reserves, producing properties and exploration prospects are located in the Province of Alberta in the Deep Basin of West Central Alberta where it is developing multi-zone, liquids-right oil and gas plays.

The historical financial information of DCRD was derived from the unaudited financial statements of DCRD for the nine months ended September 30, 2022 and the audited financial statements as of December 31, 2021 and for the period from February 22, 2021 (inception) through December 31, 2021 included in the proxy statement/prospectus. The historical financial information of Hammerhead was derived from the unaudited interim consolidated financial statements of Hammerhead for the nine months ended September 30, 2022 and 2021 and the audited consolidated financial statements for the years ended December 31, 2021 and 2020 included in the proxy statement/prospectus. This information should be read together with DCRD’s and Hammerhead’s financial statements and related notes, the sections titled “DCRD Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Hammerhead Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included in the proxy statement/prospectus.

The unaudited pro forma condensed consolidated statement of financial position as of September 30, 2022 assumes that the Business Combination and related transactions occurred on September 30, 2022. The unaudited pro forma condensed consolidated statement of profit (loss) and comprehensive profit (loss) for the nine months ended September 30, 2022 and for the year ended December 31, 2021 give pro forma effect to the Business Combination and related transactions as if they had occurred on January 1, 2021. The Riverstone Parties, including certain Riverstone Fund V Entities, are shareholders of, and together own a controlling interest in, Hammerhead, and are also affiliates of DCRD Sponsor, and DCRD’s chief executive officer and director, Robert Tichio, and Jesal Shah, an employee of Riverstone, are also directors of Hammerhead and NewCo. DCRD Sponsor is also an affiliate of Riverstone. However, no pro forma adjustments were required to eliminate activities between the entities.

The unaudited pro forma condensed consolidated financial information has been presented for illustrative purposes only and is not necessarily indicative of the financial position and results of operations that would have been achieved had the Business Combination and related transactions occurred on the dates indicated. Further, the unaudited pro forma condensed financial information may not be useful in predicting the future financial condition and results of operations of the post-combination company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of the unaudited pro forma condensed consolidated financial information and is subject to change as additional information becomes available and analyses are performed.

Description of the Business Combination

On September 25, 2022, DCRD, Hammerhead, NewCo, and AmalCo, entered into the Business Combination Agreement pursuant to which, among other things and subject to the terms and conditions contained in the Business Combination Agreement and the Plan of Arrangement, (i) DCRD will transfer by way of continuation from the Cayman Islands to the Province of Alberta, Canada in accordance with the DCRD Articles and the Companies Act and domesticate as an Alberta corporation in accordance with the ABCA, (ii) DCRD will amalgamate with NewCo in accordance with the terms of the Plan of Arrangement and (iii) Hammerhead will amalgamate with AmalCo, with as the Amalgamated Company becoming a wholly owned subsidiary of New SPAC in accordance with the terms of the Plan of Arrangement.

Pursuant to the closing of the Business Combination, (i) each then issued and outstanding DCRD Class A Common Share will be exchanged, on a one-for-one basis, for a New SPAC Class A Common Share; (ii) each then issued and outstanding DCRD Class B Common Share will be exchanged, on a one-for-one basis, for a New SPAC Class B Common Share; (iii) each common share of NewCo outstanding will be exchanged for one New SPAC Class A Common Share, and immediately thereafter, such New SPAC Class A Common Share will be purchased for cancellation for a nominal amount of cash; (iv) each then issued and outstanding DCRD Warrant will be exchanged for a New SPAC Warrant pursuant to the DCRD Warrant Agreement; (v) each then issued and outstanding DCRD Unit will be exchanged for a New SPAC Unit; (vi) the New SPAC Class A Common Shares held by Hammerhead will be purchased for cancellation for cash equal to the subscription price for the common share of NewCo; (vii) each then issued and outstanding Hammerhead Warrant will either be exchanged for New SPAC Common Shares or cash; (viii) each then issued and outstanding Hammerhead Series IX Preferred Share will be exchanged for a number of New SPAC Class A Common Shares equal to the Hammerhead Common Share Exchange Ratio; (ix) each then issued and outstanding Hammerhead Series VIII Preferred Share, Hammerhead Series VI Preferred Share, Hammerhead Series IV Preferred Share and Hammerhead Series I Preferred Share will be exchanged for one New SPAC Class A Common Share; (x) each then issued and outstanding Hammerhead Series II Preferred Share will be exchanged for a number of New SPAC Class A Common Shares equal to the product of the Hammerhead Common Share Exchange Ratio and 1.13208; (xi) each then issued and outstanding Hammerhead Series III Preferred Share will be exchanged for a number of New SPAC Class A Common Shares equal to the Hammerhead Series III Preferred Share Exchange Ratio; (xii) each then issued and outstanding Hammerhead Series VII preferred share will be exchanged for a number of New SPAC Class A Common Shares equal to the Hammerhead Series VII Preferred Share Exchange Ratio; (xiii) each then issued and outstanding Hammerhead Option will be exchanged for an option to acquire a number of New SPAC Class A Common Shares equal to (a) the number of Hammerhead Class A Common Shares subject to the applicable Hammerhead Option multiplied by (b) the Hammerhead Common Share Exchange Ratio, at a per share exercise price (rounded up to the nearest cent) equal to (x) the per share exercise price for the Hammerhead Class A Common Shares (determined in US dollars with reference to the US dollar to Canadian dollar exchange rate reported by the Bank of Canada on September 23, 2022 of 1.3570) divided by (y) the Hammerhead Common Share Exchange Ratio; (xiv) each then issued and outstanding Hammerhead RSU will be exchanged for an option to acquire a number of New SPAC Class A Common Shares equal to (a) the number of Hammerhead Class A Common Shares subject to the applicable Hammerhead RSU multiplied by (b) the Hammerhead Common Share Exchange Ratio, at a per share exercise price (rounded up to the nearest cent) equal to (x) the per share exercise price for the Hammerhead Class A Common Shares (determined in US dollars with reference to the US dollar to Canadian dollar exchange rate reported by the Bank of Canada on September 23, 2022 of 1.3570) divided by (y) the Hammerhead Common Share Exchange Ratio; and each then issued and outstanding Hammerhead Class A Common Share and Hammerhead Class B Common Share will be exchanged for a number of New SPAC Class A Common Shares equal to the Hammerhead Common Share Exchange Ratio. For more information on the conversion of securities in connection with the Business Combination see the subsection “The Business Combination – Conversion of Securities.”

Anticipated Accounting Treatment

The Business Combination is not within the scope of IFRS 3 since DCRD does not meet the definition of a business in accordance with IFRS 3. Given the substance of the transaction, the Business Combination will be accounted for as a share-based payment transaction within the scope of IFRS 2 as it relates to the stock exchange listing service received and under other relevant standards for cash acquired, replacement of warrants or other assets acquired and liabilities assumed. Hammerhead will be treated as the “acquirer” and DCRD will be treated as the “acquiree” for financial reporting purposes given that Hammerhead’s operations will comprise the operations of New SPAC, Hammerhead’s executive management will be the executive management of New SPAC, Hammerhead’s director appointees will hold the majority of director seats of New SPAC, and Hammerhead’s existing shareholders will be the largest shareholder group of New SPAC. Under this method of accounting, the net assets of Hammerhead will be stated at historical cost, with no goodwill or other intangible assets recorded.

In accordance with IFRS 2, the differences in the fair value of the consideration (i.e., shares issued by New SPAC) for the acquisition of DCRD over the fair value of the identifiable net assets of DCRD will represent a service for the listing of New SPAC and be recognized as a share-based payment expense. The consideration for the acquisition of DCRD was determined using the closing prices of DCRD Class A Ordinary Shares. The DCRD Public Warrants and DCRD Private Placement Warrants are assumed to be part of the Business Combination and are assumed as a part of the identifiable net assets of DCRD. The replacement of warrants is then separately accounted for under IAS 32. As it is expected the fair value of DCRD Public Warrants and DCRD Private Placement Warrants will have similar fair value as those of New SPAC Public Warrants as of the Closing, no material impact into profit or loss is expected.

Basis of Pro Forma Presentation

DCRD reports its historical financial information in U.S. Dollars (“US$”) and Hammerhead reports its historical financial information in Canadian Dollars (“C$”). For purposes of this presentation, all US$ balance sheet amounts have been translated into C$ using an exchange rate of US$1.00 to C$1.37, which was the exchange rate published by the Federal Reserve Board as of September 30, 2022. All US$ statement of profit or loss and other comprehensive profit or loss amounts have been translated into C$ using an average exchange rate of US$1.00 to C$1.33 for the nine months ended September 30, 2022 and US$1.00 to C$1.25 for the year ended December 31, 2021. All amounts reported within this pro forma financial information are C$ unless otherwise noted as US$.

The following summarizes the pro forma ownership of New SPAC Class A Common Shares following the Business Combination and related transactions:

	Number of Shares	Percentage of Outstanding Shares
Shares held by current Hammerhead Shareholders(1)	12,360,907	13.6%
Shares held by current DCRD Public Shareholders(2)(3)	126,421	0.2%
Shares held by DCRD Founder Shareholders(4)(5)	3,557,813	3.9%
Shares held by the Riverstone Parties(6)(7)	74,733,134	82.3%

Pro forma Common Shares	90,778,275	100.0%

(1)	Excludes New SPAC Class A Common Shares issued to the Riverstone Parties pursuant to the Business Combination.
(2)	Reflects the redemptions of 31,498,579 DCRD Public Shares prior to Closing.
(3)	Excludes 15,812,500 New SPAC Class A Common Shares underlying the New SPAC Public Warrants.
(4)	Includes DCRD Founder Shares held by DCRD Sponsor and DCRD management after the Founder Transfer of 4,348,437 New SPAC Class A Common Shares to the Riverstone Parties.
(5)

Excludes 5,731,875 New SPAC Class A Common Shares underlying the New SPAC Private Placement Warrants after the Founder Transfer of 7,005,625 New SPAC Private Placement Warrants to the Riverstone Parties.

(6)

Includes 70,384,697 New SPAC Class A Common Shares issued to the Riverstone Parties for their interests in Hammerhead pursuant to the Business Combination and 4,348,437 New SPAC Class A Common Shares after the Founder Transfer.

(7)	Excludes 7,005,625 New SPAC Class A Common Shares underlying New SPAC Private Placement Warrants held by the Riverstone Parties after the Founder Transfer.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION

AS OF SEPTEMBER 30, 2022

(in thousands, except share and per share amounts)

	Hammerhead (IFRS, Historical)	DCRD (U.S. GAAP, Historical)	IFRS Conversion and Presentation Alignment (Note 2)	Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Non-current assets:
Property, plant and equipment	$1,505,254	$—	$—	$—		$1,505,254
Risk management contracts	1,031	—	—	—		1,031
Marketable securities held in Trust Account	—	440,468	—	(440,468)	A	—

Total non-current assets	1,506,285	440,468	—	(440,468)		1,506,285
Current assets:
Accounts receivable	64,399	—	—	—		64,399
Prepaid expenses and deposits	3,363	732	—	—		4,095
Cash	6,590	—	—	446,577	A	1,776
				(15,127)	C
				(2,270)	D
				(168)	E
				(444,792)	K
				10,966	L
Risk management contracts	7,340	—	—	—		7,340

Total current assets	81,692	732	—	(4,814)		77,610

Total assets	$1,587,977	$441,200	$—	$(445,282)		$1,583,895

LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-current liabilities:
Bank debt	$107,800	$—	$—	$10,966	L	$118,766
Term debt	77,614	—	—	—		77,614
Deferred underwriting fee payable	—	15,172	—	(15,172)	C	—
Warrant liability	22,048	21,470	—	(22,048)	E	21,470
Non-current portion of lease obligations	3,376	—	—	—		3,376
Decommissioning obligations	21,108	—	—	—		21,108
DCRD Class A Ordinary Shares subject to redemption	—	—	440,331	6,109	A	—
				(446,440)	B

Total non-current liabilities	231,946	36,642	440,331	(466,585)		242,334
Current liabilities:
Accounts payable and accrued liabilities	111,354	14,849	—	19,272	C	145,475
Due to related parties	—	2,270	—	(2,270)	D	—
Risk management contracts	30,022	—	—	—		30,022
Current portion of lease obligations	814	—	—	—		814

Total current liabilities	142,190	17,119	—	17,002		176,311

Total liabilities	374,136	53,761	440,331	(449,583)		418,645

Commitments and contingencies:
DCRD Class A Ordinary Shares subject to possible redemption	—	440,331	(440,331)	—		—
Equity:
DCRD Preferred stock	—	—	—	—		—
DCRD Class A common stock	—	—	—	—		—
DCRD Class B common stock	—	1	—	(1)	B	—
Preferred share capital	606,131	—	—	(606,131)	G	—
Common share capital	585,542	—	—	5,793	F	—
				(591,335)	G
Contributed surplus	95,118	—	—	446,441	B	1,390,690
				(18,160)	C
				21,880	E
				1,197,466	G
				(52,893)	H
				138,689	I
				6,941	J
				(444,792)	K
Deficit	(72,950)	(52,893)	—	(1,067)	C	(225,440)
				(5,793)	F
				52,893	H
				(138,689)	I
				(6,941)	J

Total shareholders’ equity	1,213,841	(52,892)	—	4,301		1,165,250

Total liabilities and shareholders’ equity	$1,587,977	$441,200	$—	$(445,282)		$1,583,895

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF PROFIT (LOSS) AND

COMPREHENSIVE PROFIT (LOSS)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2022

(in thousands, except share and per share amounts)

	Hammerhead (IFRS, Historical)	DCRD (U.S. GAAP, Historical)	IFRS Conversion and Presentation Alignment (Note 2)	Transaction Accounting Adjustments		Pro Forma Combined
Revenue
Oil and gas revenue	$645,968	$—	$—	$—		$645,968
Royalties	(81,653)	—	—	—		(81,653)

Oil and natural gas revenue, net of royalties	564,315	—	—	—		564,315
Risk Management Contracts
Realized loss on risk management contracts	(93,575)	—	—	—		(93,575)
Unrealized gain on risk management contracts	4,455	—	—	—		4,455

	(89,120)	—	—	—		(89,120)
Other income	2,560	—	—	—		2,560

	477,755	—	—	—		477,755
Expenses:
Operating	79,789	—	—	—		79,789
Transportation	52,481	—	—	—		52,481
General and administrative	16,725	—	9,297	(14,231)	BB	11,791
Transaction costs	16,021	—	—	(16,021)	BB	—
Share-based compensation	8,942	—	—	—		8,942
Depletion, depreciation and impairment	108,766	—	—	—		108,766
Finance	18,150	—	—	658	GG	18,808
Loss on foreign exchange	8,173	—	—	—		8,173
Loss (gain) on warrant evaluation	10,688	—	(15,581)	(10,688)	CC	(15,581)
Loss on debt repayment	218	—	—	—		218
Formation and operating costs	—	9,297	(9,297)	—		—
Interest income	—	(2,563)	—	2,563	AA	—
Gain on fair value of derivative warrant liabilities	—	(15,581)	15,581	—		—

Total expenses	319,953	(8,847)	—	(37,719)		273,387

Net comprehensive profit	$157,802	$8,847	$—	$37,719		$204,368

Net profit per share (Note 4):
Net income per common share—basic	$0.36
Net income per common share—diluted	0.15
Net income per share, DCRD Class A Ordinary Shares subject to possible redemption—basis and diluted		$0.23
Net income per share, Class B non-redeemable ordinary shares—basis and diluted		$0.23
Weighted average shares outstanding—basic						90,778,275
Net income per share—basic						$2.25
Weighted average shares outstanding—diluted						96,199,861
Net income per share—diluted						$2.12

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF PROFIT (LOSS) AND

COMPREHENSIVE PROFIT (LOSS)

FOR THE YEAR ENDED DECEMBER 31, 2021

(in thousands, except share and per share amounts)

	Year Ended December 31, 2021	Period from February 22, 2021 (Inception) Through December 31, 2021
	Hammerhead (IFRS, Historical)	DCRD (U.S. GAAP, Historical)	IFRS Conversion and Presentation Alignment (Note 2)	Transaction Accounting Adjustments		Pro Forma Combined
Revenue
Oil and gas revenue	$439,843	$—	$—	$—		$439,843
Royalties	(38,577)	—	—	—		(38,577)

Oil and natural gas revenue, net of royalties	401,266	—	—	—		401,266
Risk Management Contracts
Realized loss on risk management contracts	(95,407)	—	—	—		(95,407)
Unrealized loss on risk management contracts	(16,649)	—	—	—		(16,649)

	(112,056)	—	—	—		(112,056)
Other income	1,202	—	—	—		1,202

	290,412	—	—	—		290,412
Expenses:
Operating	82,721	—	—	—		82,721
Transportation	62,044	—	—	—		62,044
General and administrative	21,565	—	9,515	64,749	BB	234,518
				138,689	DD
Optimization fees	19,708	—	—	—		19,708
Share-based compensation	14,039	—	—	6,941	FF	20,980
Depletion, depreciation and impairment	127,333	—	—	—		127,333
Finance	21,264	—	—	877	GG	22,141
Gain on foreign exchange	(350)	—	—	—		(350)
Loss (gain) on warrant evaluation	96	—	(11,403)	(96)	CC	(11,403)
Loss on asset disposition	13,813	—	—	—		13,813
Loss on settlement of employee loans	—	—	—	5,793	EE	5,793
Formation and operating costs	—	9,515	(9,515)	—		—
Interest income	—	(11)	—	11	AA	—
Gain on fair value of derivative warrant liabilities	—	(11,403)	11,403	—		—
Transaction costs allocated to derivative warrant liabilities	—	1,733	—	—		1,733

Total expenses	362,233	(166)	—	216,964		579,031

Net comprehensive (loss) profit	$(71,821)	$166	$—	$(216,964)		$(288,619)

Net loss (profit) per share (Note 4):
Net loss per common share—basic and diluted	$(0.24)
Net income per share, Class A ordinary shares subject to possible redemption—basis and diluted		$0.01
Net income per share, Class B non-redeemable ordinary shares—basis and diluted		$0.01
Weighted average shares outstanding—basic and diluted						90,778,275
Net loss per share—basic and diluted						$(3.18)

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Note 1. Basis of Presentation

The historical consolidated financial statements of Hammerhead have been prepared in accordance with IFRS and in its presentation and reporting currency of Canadian Dollars (C$). The historical financial statements of DCRD have been prepared in accordance with U.S. GAAP in its presentation and reporting currency of US$.

The Business Combination will be accounted for as a share-based payment transaction, with no goodwill or other intangible assets recorded. Under this method of accounting, DCRD will be treated as the “accounting acquiree” and Hammerhead as the “accounting acquirer” for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Hammerhead issuing shares for the net assets of DCRD, followed by a recapitalization. The net assets of Hammerhead will be stated at historical cost.

The unaudited pro forma condensed consolidated statement of financial position as of September 30, 2022 gives effect to the Business Combination and related transactions as if they occurred on September 30, 2022. The unaudited pro forma condensed consolidated statements of profit (loss) and comprehensive profit (loss) for the nine months ended September 30, 2022 and for the year ended December 31, 2021 give effect to the Business Combination and related transactions as if they occurred on January 1, 2021. The Riverstone Parties, including certain Riverstone Fund V Entities, are shareholders of, and together own a controlling interest in, Hammerhead and are also affiliates of DCRD Sponsor, and DCRD’s chief executive officer and director, Robert Tichio, and Jesal Shah, an employee of Riverstone, are also directors of Hammerhead and NewCo. DCRD Sponsor is also an affiliate of Riverstone. However, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma adjustments reflecting the consummation of the Business Combination and the related transaction are based on currently available information and certain assumptions and methodologies that DCRD management believes are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible that the difference may be material. DCRD management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and the related transactions based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed consolidated financial information.

The unaudited pro forma condensed consolidated financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination. The unaudited pro forma condensed consolidated financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and related transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of DCRD and Hammerhead.

The following table reconciles ownership of Hammerhead shareholders and the Riverstone Parties at closing to historical Hammerhead common shares and preferred shares issued and outstanding immediately prior to closing.

	Hammerhead Historical as of Closing	Hammerhead As-Converted as of Closing		Exchange Ratio	New SPAC Class A Common Shares
Hammerhead Shareholders
Common shares	125,995,244	125,995,244		0.0639	8,051,118
Preferred shares	28,072,868	66,521,846	(2)	0.0639	4,250,746
Outstanding warrants	7,298,296	923,991	(4)	0.0639	59,043

Total New SPAC Class A Common Shares owned by Hammerhead Shareholders at Closing					12,360,907

Riverstone Parties
Common shares	266,565,580	266,565,580		0.0639	17,033,541
Preferred shares	472,801,334	810,916,431	(1)(2)(3)	0.0639	51,817,560
Outstanding warrants	33,721,985	23,999,938	(4)	0.0639	1,533,596

Total New SPAC Class A Common Shares owned by Riverstone Parties from Hammerhead shares at Closing					70,384,697
Founder Transfer					4,348,437

Total New SPAC Class A Common Shares owned by Riverstone Parties at Closing					74,733,134

(1)	Each Series II First Preferred Share converted to Hammerhead As Converted at 1.13208 per share.
(2)

Each Series III First Preferred Share converted to Hammerhead As Converted using the Hammerhead Series III Preferred Share Exchange Ratio, which is the Company Series III Preferred Share Liquidation Preference, being the as converted share value of US$179,631,775.98, divided by the Share Issue price of US$10.

(3)

Each Series VII First Preferred Share converted to Hammerhead As Converted using the Hammerhead Series VII Preferred Share Exchange Ratio, which is the Company Series VII Preferred Share Liquidation Preference, being the as converted share value of US$130,603,883.57, divided by the Share Issue price of US$10.

(4)

Each Company 2020 Warrant will be exercised on a cashless basis for a number of Company Class A Common Shares determined by the formula (A-B)/A, where A is equal to the Fully-Diluted Company Common Share Price and B is equal to the applicable exercise price (determined with reference to the US dollar to Canadian dollar exchange rate reported by the Bank of Canada on September 23, 2022 of 1.357) of such Company 2020 Warrant. Immediately prior to Closing, each Hammerhead 2013 Warrant will be exchanged for a cash payment of CAD$0.028.

Note 2. IFRS Policy and Presentation Alignment

The historical financial information of DCRD has been adjusted to give effect to the differences between U.S. GAAP and IFRS as issued by the International Accounting Standards Board (“IASB”) for the purposes of the unaudited pro forma condensed consolidated financial statements. The only adjustment required to convert DCRD’s financial statements from U.S. GAAP to IFRS for purposes of the unaudited pro forma condensed consolidated financial statements was to reclassify the DCRD Ordinary Shares subject to redemption from commitments and contingencies to non-current liabilities under IFRS.

Further, as part of the preparation of the unaudited pro forma condensed consolidated financial statements, certain reclassifications were made to align DCRD’s historical financial statements in accordance with the presentation of Hammerhead’s historical financial statements.

Note 3. Adjustments to Unaudited Pro Forma Condensed Consolidated Financial Information

Adjustments to Unaudited Pro Forma Condensed Consolidated Statement of Financial Position

The adjustments included in the unaudited pro forma condensed consolidated statement of financial position as of September 30, 2022 are as follows:

A.

Reflects the reclassification of $446.6 million (US$325.8 million) held in the Trust Account, inclusive of interest earned on the Trust Account at February 21, 2023, to cash that is available at closing of the Business Combination, prior to redemptions at closing.

B.

Reflects the reclassification of approximately $446.4 million (US$325.7 million) of DCRD Class A Ordinary Shares that are subject to possible redemption into New SPAC Class A Common Shares, and the ultimate reclassification of DCRD Class B Ordinary Shares into New SPAC Class A Common Shares as a result of a series of transactions as part of the Business Combination.

C.

Represents treatment of total estimated transaction costs of $64.7 million (US$48.6 million) in relation to the Business Combination, of which $15.1 million (US$11.3 million) was paid at or prior to closing, $19.3 million (US$14.5 million) is accrued and to be paid after closing, and $30.3 million (US$22.7 million) is accrued on the historical balance sheets of Hammerhead and DCRD and to be paid after closing. Additionally, on January 16, 2023 the underwriters of the DCRD initial public offering agreed to waive their rights to receive deferred underwriting fees in the amount of $15.2 million (US$11.1 million). All transaction costs are expensed as part of the Business Combination, however all costs incurred by DCRD, net of waived deferred underwriting fees, are expensed and recognized to DCRD’s accumulated deficit and reclassified to additional paid-in capital at closing to reflect the reclassification of DCRD’s historical accumulated deficit. The $1.1 million (US$0.8 million) of transaction costs recognized within accumulated deficit relate to costs incurred by Hammerhead that were not yet accrued on the historical balance sheet presented.

D.	Reflects repayment of amounts due to related parties of DCRD for general operating costs incurred by DCRD.

E.

Reflects the settlement of existing Hammerhead warrant liabilities of approximately $22.0 million as a result of the Business Combination. Certain of these warrants will be deemed exercised on a cashless basis into New SPAC Class A Common Shares and recognized within equity, and certain of these warrants will be settled for cash consideration of $0.2 million (US$0.1 million) in accordance with the Plan of Arrangement.

F.

Represents the settlement of certain Hammerhead employee loans receivable pursuant to the Business Combination. The loans were originally accounted for in accordance with IFRS 2 and recognized within common share capital. The settlement of the loans have been accounted for as a loss on settlement of employee loans of approximately $5.8 million (US$4.2 million) (refer to adjustment EE below).

G.

Represents the recapitalization of Hammerhead outstanding equity (preferred share capital of $606.1 million and common share capital of $591.3 million) and the issuance of New SPAC Class A Common Shares to existing Hammerhead Shareholders pursuant to the Business Combination.

H.	Reflects the elimination of DCRD’s historical accumulated deficit.

I.

Represents the preliminary estimated expense recognized for the stock exchange listing service received, in accordance with IFRS 2, for the excess of the fair value of New SPAC Class A Common Shares issued to DCRD shareholders and the fair value of DCRD’s identifiable net assets at the date of the Business Combination, resulting in a $138.7 million ($101.2 million) increase to accumulated deficit. The fair value of shares issued was estimated based on the market price of DCRD Class A ordinary shares of $12.77 (US$9.32) per share (as of February 21, 2023). The value is preliminary and will change based on fluctuations in the share price of the DCRD ordinary shares and warrants, and changes to other identifiable net assets of DCRD, through the closing date. A one percent change in the market price per share would result in a change to the IFRS 2 listing expense of $1.0 million (US$0.7 million). The estimated IFRS 2 listing expense is further illustrated below (amounts presented are as of September 30, 2022 unless otherwise noted):

	C$	US$
	(in thousands except share and per share amounts)
Fair value of equity instruments deemed to have been issued by Hammerhead
DCRD Class A Share Price as of February 21, 2023	$12.77	$9.32
Total number of DCRD shares at Closing	8,032,671	8,032,671

Total fair value of equity instruments issued to DCRD shareholders	$102,617	$74,864

Fair value of identifiable net assets of DCRD(1)
Marketable securities held in Trust Account as of Closing	$446,577	$325,802
Prepaid expenses and deposits	732	534
Warrant liability	(21,470)	(15,664)
Other liabilities	(17,119)	(12,489)
Class A Share redemptions	(444,792)	(324,500)

Fair value of identifiable net assets of DCRD	$(36,072)	$(26,317)

IFRS 2 listing expense	$138,689	$101,181

(1) Recognizes the waiver of DCRD deferred underwriting fees payable on January 16, 2023 in the amount of $15.2 million (US$11.1 million).

J.

Reflects an acceleration of share-based compensation expense of $6.9 million (US$5.2 million) related to the expectation to accelerate the vesting of certain unvested Hammerhead share-based awards in connection with the Business Combination.

K.

Reflects redemptions of 31,498,579 New SPAC Class A Common Shares prior to closing, for aggregate payments to redeeming DCRD Public Shareholders of $444.8 million ($324.5 million) at a redemption price of $14.12 (US$10.30) per share.

L.

Represents cash proceeds of $11.0 million (US$8.0 million) pursuant to the draw on the Credit Facility for working capital and transaction costs at closing. There were minimal direct issuance costs incurred to execute the draw. Interest on the credit facility accrues at rates contingent on certain factors, which has been estimated to be 8% per annum for purposes of this pro forma financial information.

Adjustments to Unaudited Pro Forma Condensed Consolidated Statement of Profit (Loss) and Comprehensive Profit (Loss)

The adjustments included in the unaudited pro forma condensed consolidated statement of profit (loss) and comprehensive profit (loss) for the nine months ended September 30, 2022 and for the year ended December 31, 2021 are as follows:

AA.	Reflects elimination of investment income on the Trust Account.

BB.

Reflects estimated transaction costs of $64.7 million (US$48.6 million) as if incurred on January 1, 2021, the date the Business Combination occurred for purposes of the pro forma financial information. This amount includes $14.2 million (US$10.7 million) and $16.0 million (US$12.0 million) of transaction costs recognized in the historical statements of operations for the nine months ended September 30, 2022 for DCRD and Hammerhead, respectively. The historical amounts have been reversed in the pro forma statement of operations for the nine months ended September 30, 2022 to recognize all transaction costs as of the beginning of the earliest period presented. This is a non-recurring item.

CC.	Represents the elimination of the historical change in fair value of Hammerhead warrants that are exchanged or cancelled at closing (refer to adjustment E above).

DD.

Represents $138.7 million (US$101.2 million) listing expense in accordance with IFRS 2, for the difference between the fair value of New SPAC Class A Common Shares issued and the fair value of DCRD’s identifiable net assets at closing (refer to adjustment I above). This is a nonrecurring item.

EE.

The Company had loans to employees that are settled in accordance with the Business Combination. The employee loans were originally accounted for in accordance with IFRS 2 and were therefore recognized within equity. The settlement of the loans have been accounted for as a loss on settlement of employee loans of approximately $5.8 million (US$4.2 million).

FF.

Reflects an acceleration of share-based compensation expense of $6.9 million (US$5.2 million) related to the acceleration of the vesting of certain unvested Hammerhead share-based awards in connection with the Business Combination.

GG.

Represents the recognition of interest expense on the credit facility draw (refer to adjustment L above), as if the draw was executed on January 1, 2021, consisting of $0.7 million (US$0.5 million) of interest expense for the nine months ended September 30, 2022, and $0.9 million (US$0.7 million) of interest expense for the year ended December 31, 2021, calculated using an estimated 8% rate of interest. A 1% increase/decrease in the estimated interest rate would not cause a significant difference to interest expense reported for each period presented.

Note 4. Net Income (Loss) per Share

Net income (loss) per share was calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2021. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net income (loss) per share assumes that the shares issuable in the Business Combination have been outstanding for the entirety of all periods presented.

	Nine Months Ended September 30, 2022 (1)		Year Ended December 31, 2021 (1)
Pro forma net income (loss)(1)	C$	204,368	C$	(288,619)
Weighted average shares outstanding—basic		90,778,275		90,778,275
Pro forma net income (loss) per share—basic	C$	2.25	C$	(3.18)
Weighted average shares outstanding—diluted		96,199,861		90,778,275
Pro forma net income (loss) per share—diluted	C$	2.12	C$	(3.18)
Potentially dilutive securities
New SPAC Public Warrants		15,812,500		15,812,500
New SPAC Private Placement Warrants		12,737,500		12,737,500
Hammerhead Options(2)		579,891		6,001,477

(1)	Pro forma net income (loss) per share includes the related pro forma adjustments as referred to within the section “Unaudited Pro Forma Condensed Consolidated Financial Information.”
(2)	5,421,586 options are included in the weighted average shares outstanding—diluted for the nine months ended September 30, 2022 as a result of the treasury stock method.